Exhibit 3.54

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

QUALITY INVESTMENT PROPERTIES, SUWANEE, LLC

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Quality Investment Properties, Suwanee, LLC (the “Company”) is entered into as of the 21st day of July, 2014, by Quality Investment Properties Tech Centre Holding, LLC, a Delaware limited liability company, as the sole member (the “Member”).

WHEREAS, the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on September 19, 2006 (as amended or amended and restated from time to time, the “Certificate”) pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”); and

WHEREAS, Quality Technology Services, Suwanee Mezz I, LLC (the “Former Member”) previously entered into that certain Second Amended and Restated Limited Liability Company Agreement, dated as of February 8, 2012, the Former Member was subsequently dissolved and liquidated and the Former Member’s interest in the Company was transferred to the Member, and now, the Member desires to enter into this Agreement to make certain amendments to and restate and replace the Second Amended and Restated Limited Liability Company Agreement in its entirety.

NOW THEREFORE, in consideration of the following and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as follows:

1.          Name. The name of the limited liability company is Quality Investment Properties, Suwanee, LLC. The Member may change the name of the Company from time to time.

2.          Certificates. Chad Williams was designated as an “authorized person” of the Company within the meaning of the Act, and executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Upon the filing of the Certificate with the Secretary of State of the State of Delaware, the powers of Chad Williams as an “authorized person” of the Company ceased. The Member is the designated “authorized person” of the Company within the meaning of the Act. The Member shall execute, deliver and file any amendments and/or restatements to the Certificate and any other certificates (and any amendments and/or restatements thereof) required or permitted to be filed with the Secretary of State of the State of Delaware or necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3.          Term. The Company was formed upon the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until the dissolution of the Company pursuant to the provisions of this Agreement.

4.          Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

5.          Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

a.           acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

b.           operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

c.           borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

d.           invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

e.           prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

f.            enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

g.           employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

h.           enter into partnerships, limited liability companies, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

i.            do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct, promotion or attainment of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

6.          Principal Business Office. The principal business office of the Company shall be located at 12851 Foster Street, Overland Park, Kansas 66213, or at such other location as may hereafter be determined by the Member.

7.          Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

8.          Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

9.          Member. The name and the mailing address of the Member is as follows:

Name	Address

Quality Investment Properties	12851 Foster Street, Suite 205
Tech Centre Holding, LLC	Overland Park, KS 66213

10.         Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

11.         Capital Contribution. The Member has previously contributed to the Company that certain real property located at 300 Satellite Boulevard NW, Suwanee, Georgia 30024.

12.         Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company.

13.         Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member.

14.         Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 or 18-804 of the Act or other applicable law.

15.         Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement, the Member is authorized to execute, deliver and perform any document on behalf of the Company without any vote or consent of any other person or entity.

16.         Other Business. The Member and any person or entity affiliated with the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17.         Officers. The Member may from time to time, in its discretion, appoint such officers of the Company as the Member may determine. Officers shall act at the pleasure of and under the discretion of the Member. Notwithstanding anything contained herein to the contrary, the Member, in its discretion, may continue to exercise any rights, powers and duties delegated to such officers, any such delegation being non-exclusive.

18.         Exculpation and Indemnification. No Member or officer of the Company shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or officer, as the case may be, by this Agreement, except that the Member and officers shall be liable for any such loss, damage or claim incurred by reason of such Member or officer’s gross negligence or willful misconduct. To the full extent permitted by applicable law, the Member and each officer of the Company shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member or officer by reason of any act or omission performed or omitted by the Member or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or officer, as the case may be, by this Agreement, except that the Member and officers shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the Member or officer by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 18 shall be provided out of and to the extent of Company assets only, and the Member and officers shall not have personal liability on account thereof.

19.         Assignments. The Member may assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

20.         Resignation. The Member may resign from the Company. If the Member resigns from the Company pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 21, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

21.         Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

22.         Dissolution.

a.           The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time that there are no members of the Company, unless the business of the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

b.           In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

c.           The winding up of the Company shall be completed when all of its debts, liabilities, and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Member. Upon the completion of the winding up of the Company, a Certificate of Cancellation of the Company shall be filed with the Secretary of State of the State of Delaware.

23.         Severability of Provisions. Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

24.         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties.

25.         Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

26.         Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has executed this Agreement as of the date first set forth above.

MEMBER:

QUALITY INVESTMENT PROPERTIES TECH CENTRE HOLDING, LLC

By:	/s/ William Schafer
Name:	William Schafer
Title:	Chief Financial Officer